Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Second Quarter Results

(Cincinnati; August 9, 2010) - - - Convergys Corporation (NYSE: CVG)

•	Revenue from continuing operations of $528 million;

•	Consolidated GAAP diluted EPS of $0.22; Non-GAAP EPS from continuing operations of $0.19; GAAP EPS from continuing operations of $0.09;

•	Adjusted free cash flow of $79 million, including $13 million from Cellular Partnerships;

•	Net debt of $36 million at June 30, 2010;

•	Tightened 2010 full-year guidance.

Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the second quarter of 2010. Revenue from continuing operations was $528 million. Total consolidated GAAP earnings was $27 million net income (discontinued and continuing operations), or $0.22 per diluted share. GAAP income from continuing operations was $11 million, or $0.09 per diluted share; non-GAAP income from continuing operations was $24 million, or $0.19 per diluted share. In the second quarter of 2010, adjusted free cash flow was $79 million, including $13 million from the Cellular Partnerships.

“We generated strong cash flow from operations and substantially completed the sale of our HR Management business in the second quarter,” said Jeff Fox, President and CEO of Convergys. “Customer Management revenue and profitability came in slightly below our expectations due to continued volume weakness at the beginning of the quarter. We are encouraged by solid new business signings with existing and new clients and expect profit improvement in the third and fourth quarters. The Information Management business remained on track in the second quarter, achieving a double-digit operating margin. We successfully went live with our smart-meter billing solution for a large utilities company, and the investment in our technology and distribution capabilities is paying off with key client wins in the communications industry.”

Fox continued, “We are focused on listening to our clients and prospects and delivering great operating performance. In a challenging market, we are simplifying our operations and are executing improvement plans across our businesses, as reflected in the restructuring charges for severance and facilities in the quarter. We have tightened our 2010 outlook, and are optimistic that our actions will improve our performance in the third and fourth quarters.”

Reconciliation tables of GAAP to non-GAAP and adjusted EBITDA and adjusted free cash flow results are attached.

Revenue – Second-quarter 2010 revenue from continuing operations was $528 million, compared with $610 million in the same period last year.

Operating Income – Second-quarter 2010 GAAP operating income from continuing operations was $8 million, including $18 million severance charges and $3 million HR Management-related costs incurred prior to the close of the sale of the business, compared with $40 million in the same period last year, including $8 million HR Management-related costs. On a non-GAAP basis, second-quarter 2010 operating income from continuing operations was $28 million, compared with $48 million in the same period last year.

Adjusted EBITDA – Adjusted EBITDA in the second quarter of 2010 was $67 million, compared with $85 million in the same period last year. This includes earnings from continuing operations before interest, taxes, depreciation and amortization, and excludes restructuring costs and the HR Management-related costs.

Income – Second-quarter 2010 income from continuing operations was $11 million, or $0.09 per diluted share, compared with $26 million, or $0.21 per diluted share, in the same period last year. On a non-GAAP basis, second-quarter 2010 income from continuing operations was $24 million, or $0.19 per diluted share, compared with $32 million, or $0.25 per diluted share, in the same period last year.

Net Debt – Net debt, defined as cash and cash equivalents less long-term debt and debt maturing in one year, was $36 million at the end of the second quarter of 2010, compared with $272 million at the end of the same period last year, and $109 million at March 31, 2010. Included in net debt is a $55 million on-balance-sheet liability that replaces a previously off-balance-sheet synthetic lease that was refinanced during the second quarter of 2010.

Adjusted Free Cash Flow – Second-quarter 2010 adjusted free cash flow was $79 million, compared with $114 million in the same period last year. Both periods include cash from the Cellular Partnerships, which is now reported in operating activities.

Second Quarter Segment Performance

Customer Management – Second-quarter 2010 Customer Management revenue was $446 million, compared with $495 million in the same period last year. Second-quarter 2010 Customer Management operating income was $8 million, including $15 million restructuring charges, and operating margin was 1.8 percent, compared with operating income of $37 million and operating margin of 7.5 percent, in the same period last year. On a non-GAAP basis, second-quarter 2010 Customer Management operating income was $23 million and operating margin was 5.2 percent.

Information Management – Information Management revenue in the second quarter of 2010 was $78 million, compared with $115 million in the same period last year. Second-quarter 2010 operating income was $9 million and operating margin was 12.1 percent, compared with operating income of $17 million and operating margin of 14.8 percent, in the same period last year.

Corporate and Other – Second-quarter 2010 Corporate and Other operating results includes $4 million of revenue related to transition services provided after the sale of the HR Management business. Corporate and Other operating loss of $10 million in the second quarter of 2010 includes $5 million for restructuring and related charges, $3 million costs previously allocated to the HR Management business incurred prior to the close of the sale that are required to be included in continuing operations, and $2 million of other costs.

Business Outlook

For 2010, Convergys expectations for continuing operations are:

•	Customer Management revenue of $1.8 billion to $1.85 billion;

•	Information Management revenue to approximate $350 million;

•	Adjusted EBITDA to approximate $310 million;

•	Non-GAAP EPS from continuing operations of $0.95 to $1.05;

•	Adjusted free cash flow to exceed $190 million, including approximately $40 million cash from the Cellular Partnerships.

Not included in full year 2010 adjusted EBITDA, non-GAAP EPS, and adjusted free cash flow guidance for continuing operations are HR Management-related impacts, including its sale, as well as the litigation reserve reduction and the CEO transition costs discussed in the first quarter results and the second quarter restructuring charges.

Convergys will take opportunities to further streamline the business as they are identified. Any future restructuring actions are not included in this guidance.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of August 9, 2010. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow and adjusted free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock, and to repay the company’s debt obligations. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above.

Management uses operating income, income from continuing operations, net of tax, net income and earnings per share data excluding the HR Management related impacts, litigation reserve reduction, CEO transition costs and restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measures, operating income, income from continuing operations, net of tax, net income and diluted earnings per share excluding the charges and credits, and the GAAP measure operating income, income from continuing operations, net of tax, net income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Second Quarter Financial Results webcast presentation at 8:30 A.M., Eastern Daylight Time, Tuesday, August 10. It will feature President and CEO Jeff Fox and CFO Earl Shanks. The webcast presentation will take place live and will then be available for replay at this link - http://investor.shareholder.com/convergys/events.cfm

The replay will be available through September 7, 2010.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 70,000 employees in 69 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Public/Media Relations

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months			For the Six Months
	Ended Jun. 30,		%	Ended Jun 30,		%
(In millions except per share amounts)	2010	2009	Change	2010	2009	Change
Revenues	$528.2	$609.7	(13)	1,074.2	1,234.2	(13)

Costs and Expenses:
Cost of Providing Services and Products Sold	319.4	364.9	(12)	641.4	744.6	(14)
Selling, General and Administrative	141.0	154.0	(8)	299.6	308.4	(3)
Research and Development Costs	14.1	20.3	(31)	29.2	39.5	(26)
Depreciation	25.7	28.1	(9)	51.3	55.9	(8)
Amortization	2.6	2.7	(4)	5.2	5.6	(7)
Restructuring Charges	17.6	0.0	NM	17.6	0.0	NM

Total Costs and Expenses	520.4	570.0	(9)	1,044.3	1,154.0	(10)

Operating Income	7.8	39.7	(80)	29.9	80.2	(63)

Equity in Earnings of Cellular Partnerships	11.7	10.8	8	25.0	21.5	16
Other Income (expense), net	(1.7)	(4.9)	(65)	6.6	(9.9)	NM
Interest Expense	(5.4)	(6.9)	(22)	(11.1)	(13.7)	(19)

Income Before Income Taxes and Discontinued Operations	12.4	38.7	(68)	50.4	78.1	(35)

Income Tax Expense	1.2	12.4	(90)	13.6	20.6	(34)

Income from Continuing Operations, net of tax	11.2	26.3	(57)	36.8	57.5	(36)
Income (Loss) from Discontinued Operations (net of tax expense (benefit) of $33.1 and $(23.1), respectively, for the three months ended June 30, 2010 and 2009 and $37.6 and $(22.0), respectively, for the six months ended June 30, 2010 and 2009)	16.2	(87.2)	NM	25.9	(90.4)	NM

Net Income	$27.4	$(60.9)	NM	62.7	(32.9)	NM

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.09	$0.21	(57)	$0.30	$0.47	(36)
Discontinued Operations	$0.13	$(0.71)	NM	$0.21	$(0.74)	NM

Basic Earnings (Loss) Per Common Share	$0.22	$(0.50)	NM	$0.51	$(0.27)	NM

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.09	$0.21	(57)	$0.29	$0.46	(37)
Discontinued Operations	$0.13	$(0.70)	NM	$0.21	$(0.72)	NM

Diluted Earnings (Loss) Per Common Share	$0.22	$(0.49)	NM	$0.50	$(0.26)	NM

Weighted Average Common Shares Outstanding
Basic	123.9	122.8		123.6	122.6
Diluted	126.0	125.1		126.0	124.5

Market Price Per Share
High	$13.78	$10.58		$13.78	$10.58
Low	$9.76	$8.38		$9.76	$5.56
Close	$9.81	$9.28		$9.81	$9.28

Convergys Corporation

Consolidated Balance Sheets

(Unaudited)

(In millions)	Jun. 30, 2010	Dec. 31, 2009

Assets

Cash and Cash Equivalents	$129.7	$331.7
Receivables - Net	365.3	384.3
Other Current Assets	146.0	203.7
Current Assets - Held for Sale	4.2	41.4
Property and Equipment - Net	381.2	350.5
Other Assets	1,211.0	1,190.8
Other Assets - Held for Sale	0.0	111.2

Total Assets	$2,237.4	$2,613.6

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$46.6	$405.2
Other Current Liabilities	403.6	435.4
Current Liabilities - Held for Sale	0.7	48.5
Other Liabilities	385.9	367.8
Long-Term Debt	119.0	64.4
Other Liabilities - Held for Sale	0.0	85.9
Common Shareholders’ Equity	1,281.6	1,206.4

Total Liabilities and Shareholders’ Equity	$2,237.4	$2,613.6

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months				For the Six Months
	Ended Jun. 30,				Ended Jun 30,
(In millions)	2010		2009		2010	2009

Net cash provided by operating activities	$63.7		$136.8		112.2	202.6

Net cash provided by (used in) investing activities	63.8	(a)	(22.5	) (a)	46.2 (b)	(48.4	) (b)

Net cash used in financing activities	(106.2)		(55.9)		(360.4)	(58.2)

Net increase (decrease) in cash	$21.3		$58.4		($202.0)	$96.0

(a)	Includes $12.9 and $22.5 of capital expenditures, net of proceeds for disposals, for the three months ended June 30, 2010 and 2009, respectively.
(b)	Includes $27.5 and $45.3 of capital expenditures, net of proceeds for disposals, for the six months ended June 30, 2010 and 2009, respectively.

Convergys Corporation

Segment Revenues and Operating Income (Loss)

(Unaudited)

	For the Three Months Ended Jun. 30,		%	For the Six Months Ended Jun 30,		%
(In millions)	2010	2009	Change	2010	2009	Change

Revenues:
Customer Management	$446.1	$494.6	(10)	$909.7	$1,011.5	(10)
Information Management	78.0	115.1	(32)	160.4	222.7	(28)
Corporate	4.1	0.0	NM	4.1	0.0	NM

Revenue from Continuing Operations	$528.2	$609.7	(13)	$1,074.2	$1,234.2	(13)

Operating Income (Loss):
Customer Management	$8.0	$36.9	(78)	$41.8	$77.2	(46)
Information Management	9.4	17.0	(45)	16.3	$29.5	(45)
Corporate and Other
HR Management related costs not qualifying as discontinued operations	(2.9)	(8.6)	(66)	(9.1)	(16.4)	(45)
CEO transition costs	—	—	NM	(6.2)	—	NM
Restructuring and related charges	(4.4)	—		(6.5)	—
Other, net	(2.3)	(5.6)	(59)	(6.4)	(10.1)	(37)

	(9.6)	(14.2)	(32)	(28.2)	(26.5)	6

Operating Income from Continuing Operations	$7.8	$39.7	(80)	$29.9	$80.2	(63)

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun 30,
(In millions)	2010	2009	2010	2009

Net cash provided by operating activities	$63.7	$136.8	$112.2	$202.6

Capital expenditures, net	(12.9)	(22.5)	(27.5)	(45.3)

Free cash flow (a non-GAAP measure)	$50.8	$114.3	$84.7	$157.3

Payments made to settle obligations of HR Management in connection with and upon completion of the sale of the business	28.2	—	28.2	—

Adjusted free cash flow (a non-GAAP measure)	$79.0	$114.3	$112.9	$157.3

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ Management believes that adjusted free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow facilitate Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measure beyond the purposes described above. These non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun 30,
	2010	2009	2010	2009

Operating income as reported under U.S. GAAP	$7.8	$39.7	$29.9	$80.2

Restructuring (a)	17.6	—	17.6	—
CEO transition costs (c)	—	—	6.2	—
HR Management costs not qualifying as Discontinued Operations (b)	2.9	8.6	9.1	16.4

Total charges	20.5	8.6	32.9	16.4

Adjusted operating income (a non-GAAP measure)	$28.3	$48.3	$62.8	$96.6

Income tax expense (benefit) as reported under U.S. GAAP	$1.2	$12.4	$13.6	$20.6

Tax impact of charges above	7.9	3.0	11.2	5.1

Adjusted Income tax expense (benefit) (a non-GAAP measure)	$9.1	$15.4	$24.8	$25.7

Income from continuing operations, net of tax, as reported under U.S. GAAP	$11.2	$26.3	$36.8	$57.5
Total operating charges from above, net of tax	12.6	5.6	21.7	11.3
Litigation reserve reduction of $13.0, net of tax (d)	—	—	(8.1)	—

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$23.8	$31.9	$50.4	$68.8

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.09	$0.21	$0.29	$0.46
Impact of net charges included in continuing operations, net of tax	$0.10	0.04	0.11	0.09

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.19	$0.25	$0.40	$0.55

(a)	Second quarter 2010 results include $17.6 of restructuring charges to streamline operations across the businesses, including $15.3 within the Customer Management segment to align costs to future revenue and $2.3 within Corporate and Other largely to reduce headcount.
(b)	In March 2010, the Company signed a definitive agreement to sell the HR Management business. The sale was substantially completed in June 2010. Although the results of operations met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented, certain costs previously allocated to the HR Management segment do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $2.9 and $8.6 of these costs which previously would have been presented within the HR Management segment within continuing operations for the three months ended March 31, 2010 and 2009, respectively and $9.1 and $16.4 for the six month periods ended June 30, 2010 and 2009, respectively.
(c)	On February 10, 2010, the Company announced the termination of David F. Dougherty’s role as President and Chief Executive Officer of the Company and the appointment of Jeffrey H. Fox to these roles. The Company recognized expense of $6.2 during the quarter ended March 31, 2010 related to this transition.
(d)	In the first quarter of 2010, a reduction in a previously established litigation reserve resulted in a positive impact to earnings of $13.0.

The Company uses operating income, income from continuing operations, net of tax and earnings per share data excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. Adjustments for these charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

Convergys Corporation

Reconciliation of Customer Management GAAP Operating Income to non-GAAP Operating Income

(In Millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating Income as reported under U.S. GAAP	$8.0	$36.9	$41.8	$77.2

Restructuring charges	15.3	—	15.3	—

Adjusted operating income (a non-GAAP measure)	$23.3	$36.9	$57.1	$77.2

Second quarter 2010 results include $15.3 of restructuring charges to match costs to anticipated future revenue streams. Restructuring charges included $8.5 of severance related charges and $6.8 of facility related charges.

The Company uses Customer Management operating income excluding the restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measure, operating income excluding the charges, and the GAAP measure, operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Income from Continuing Operations, net of tax, to Adjusted EBITDA

(Unaudited)

	For the Three Months		For the Six Months
	Ended Jun. 30,		Ended Jun 30,
(In millions)	2010	2009	2010	2009

Income from Continuing Operations, net of tax	$11.2	$26.3	$36.8	$57.5

Depreciation and Amortization	28.3	30.8	56.5	61.5
Interest expense	5.4	6.9	11.1	13.7
Income tax expense	1.2	12.4	13.6	20.6

EBITDA	46.1	76.4	118.0	153.3

Restructuring	17.6	—	17.6	—
CEO transition costs	—	—	6.2	—
HR Management related costs not qualifying as Discontinued Operations	2.9	8.6	9.1	16.4
Litigation reserve reduction	—	—	(13.0)	—

Adjusted EBITDA (a non-GAAP measure)	$66.6	$85.0	$137.9	$169.7

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believe the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Management uses both the non-GAAP measures, EBITDA and Adjusted EBITDA, and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.